SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549




                               FORM 8-K

                            CURRENT REPORT


                   Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934


                              May 17, 1994


                           CAESARS WORLD, INC.


           (Exact name of issuer as specified in its charter)

        Florida               1-5979          59-0773674
   (State or Other          (Commission      (IRS Employer of
    Jurisdiction             File Number)     Identification
    Incorporation                             Number)
    or Organization)

    1801 Century Park East                        90067
       Suite 2600                              (Zip Code)
   Los Angeles, California
    (Address of Principal
      Executive Offices)


                             (310) 552-2711
           Registrant's telephone number, including area code

Item 5.   Other Events

On May 17, 1994, Registrant issued the following press release:


LOS ANGELES, CALIFORNIA -- Caesars World, Inc. (NYSE/CAW) today announced net income for the fiscal 1994 third quarter was $11,648,000, or 47 cents per share, compared with $17,035,000, or 69 cents per share, in the fiscal 1993 third quarter.
     Revenue for the fiscal 1994 quarter ended April 30, 1994, was $237,244,000, compared with $224,409,000 in the same fiscal 1993 quarter.
     Caesars World's net income for the fiscal 1994 nine-month period amounted to $61,456,000, or $2.51 per share, compared with $57,529,000, or $2.36 per share, in the fiscal 1993 nine months. Revenue for the nine months of fiscal 1994 totaled $764,308,000, compared with $721,444,000 in the same prior-year period.
     The company said both table-game and slots activity in its Nevada operations established records for any third quarter in Caesars World's history. As previously announced, the lower earnings, when comparing the fiscal third quarters, principally resulted from increased marketing expenses related to the higher volume of business in Nevada, including a larger provision for bad debts reflecting increased marketing costs and a world heavyweight championship fight at Caesars Palace. The table-game win percentages in Nevada were lower than the five-year average but about the same as the year-earlier quarter.
     For the fiscal 1994 nine months in Nevada, the company also realized record table-game and slots activity as well as slots win. Table-game win percentages were about average but higher than the comparable percentages in the year-earlier nine months.
     In New Jersey, Caesars Atlantic City revenue increased during the fiscal 1994 third quarter, primarily due to slots activity and the impact from the Simulcast Casino which opened in October 1993 and features high-tech horse race betting, a poker section and additional casino table games. The contribution to earnings from New Jersey declined slightly during both the fiscal 1994 third quarter and nine months due to higher operating costs, principally reflecting higher payroll for additional employees in the expanded casino.
     During both fiscal 1994 reporting periods, when compared with the fiscal 1993 periods, Caesars World's net interest expenses decreased due to lower outstanding debt and a debt refinancing which was substantially completed during the fiscal 1993 first quarter.

                               CAESARS WORLD, INC
                         SUMMARY OF EARNINGS - Unaudited
                   (In thousands, except net income per share)
                                        Three Months           Nine Months
For the periods ended April 30         1994       1993      1994       1993
Revenue
   Nevada                             $142,157    $133,153   $465,429  $423,334
   New Jersey                           80,389      76,526    250,473   251,141
          Casino/hotel operations      222,546     209,679    715,902   674,475

   Pocono Resorts                        9,798       9,734     33,172    31,644
   Other (a)                             4,900       4,996     15,234    15,325
          Total revenue               $237,244    $224,409   $764,308  $721,444

Contributions to operating income
   Nevada                             $ 14,686    $ 22,893   $ 80,489  $ 78,590
   New Jersey                           11,014      12,400     40,796   41,168
          Casino/hotel operations       25,700      35,293    121,285  119,758

   Pocono Resorts                        1,002       1,133      6,450    6,150
   Other expenses (a)                   (3,826)     (3,852)   (14,601) (12,782)
          Operating income              22,876      32,574    113,134  113,126

Interest income                            756         272      2,403    1,258
Interest expense                        (4,693)     (5,371)   (14,471) (21,596)

Income before income taxes              18,939      27,475    101,066   92,788

Income taxes (b)                         7,291      10,440     39,610   35,259

          Net income                  $ 11,648    $ 17,035   $ 61,456 $ 57,529

Net income per share                  $    .47    $    .69   $   2.51 $   2.36

Average number of common and common
  equivalent shares outstanding         24,620      24,588     24,532   24,418



(a) Other revenue is primarily from merchandising operations. Other expenses include the contribution from merchandising operations and corporate expenses.

(b) The effective income tax rate during the nine months ended April 30, 1994, was 1.2 percentage points higher than the same period in 1993. The higher tax rate reflects the impact of two non-recurring tax charges. In August
    1993, the Federal tax rate increased, retroactive to January 1, 1993, from 34 to 35 percent. The company also changed its method for income tax accounting by adopting FASB 109 effective August 1, 1993. The impact of this cumulative change in accounting and the retroactive change in the corporate tax rate aggregated a net charge of approximately $750,000 in the first quarter of fiscal 1994.


                                        SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
                                        CAESARS WORLD, INC.

                                        By /s/Philip L. Ball
                                           Philip L. Ball
                                           Senior Vice President,
                                           Secretary & General Counsel
May 17, 1994